Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Douglas Hoadley, 763-577-2867

MOSAIC REPORTS RECORD QUARTERLY RESULTS

HIGHLIGHTS

•	Mosaic reported net earnings of $305.5 million, or $0.69 per diluted share (“per share”), for the first quarter ended August 31, 2007. Included in these results are:

o	Unrealized mark-to-market derivative losses of $30.1 million, or $0.04 per share, compared with a gain of $0.6 million a year ago.

o	A non-cash foreign currency transaction loss of $19.4 million, or $0.03 per share, compared to a gain of $7.3 million, or $0.01 per share, a year ago.

o	A tax benefit of $20.4 million, or $0.05 per share, relating to various tax matters specific to the quarter.

•

Mosaic generated $438.4 million in cash flow from operations and prepaid $150 million of debt during the first quarter. The Company prepaid an additional $300 million at the beginning of the fiscal 2008 second quarter, bringing the total amount of debt prepayments since May 2007 to $700 million.

•

The first quarter average diammonium phosphates (DAP) price was $407 per tonne, a $156 per tonne increase compared with a year ago and a $69 per tonne increase compared with the fourth quarter of fiscal 2007.

•

Sales volume for the Potash segment was 2.1 million tonnes during the first quarter, a 24% increase compared with the prior year period. The average potash selling price was $160 per tonne, up $31 per tonne compared with a year ago and a $14 per tonne increase compared with the fourth quarter of fiscal 2007.

PLYMOUTH, MN, October 9, 2007—The Mosaic Company (NYSE: MOS) announced today net earnings of $305.5 million, or $0.69 per share, for the quarter ended August 31, 2007. These results compare with net earnings of $109.0 million, or $0.25 per share, for the same period a year ago.

Net sales in the first quarter of fiscal 2008 were $2.0 billion, an increase of 55% compared with the same period a year ago.

Mosaic’s gross margin for the fiscal 2008 first quarter was $521.8 million, or 26.0% of net sales, compared with $196.3 million, or 15.2% of net sales a year ago. First quarter operating earnings were $449.6 million, compared with $131.6 million for the first quarter in fiscal 2007. The increases in gross margin and operating earnings were primarily the result of higher selling prices for phosphates and potash and an increase in volumes in the Potash business. Unrealized mark-to-market derivative losses totaled $30.1 million in the first quarter, compared with gains of $0.6 million a year ago.

“Our robust earnings and cash flow during our first quarter demonstrate that we are successfully positioning ourselves to take advantage of strong agricultural fundamentals,” said Jim Prokopanko, Mosaic’s President and Chief Executive Officer. “Strong cash flow has allowed us to prepay $700 million of long-term debt over the last five months, and we expect to make additional prepayments in coming months. This will move us closer to our goal of achieving investment grade status,” Prokopanko added.

Phosphates

Net sales in the Phosphates business were $1.18 billion for the first quarter, a 50% increase compared to a year ago. The sales increase resulted from higher selling prices. The first quarter gross margin was $353.5 million, or 29.9% of net sales, compared with $109.2 million, or 13.8% of net sales, for the same period a year ago. Operating earnings were $310.2 million compared with $82.9 million for the same period last year. The increase in gross margin was primarily due to the sharp increases in fertilizer prices partially offset by higher costs for ammonia and sulfur; a change in mark-to-market effect from derivatives; and higher mining and concentrates production costs. Phosphates had unrealized mark-to-market losses of $12.9 million for the first quarter of fiscal 2008 which are included in cost of goods sold, compared with gains of $5.1 million for the first quarter of fiscal 2007.

Fertilizer and feed shipments in the Phosphates business were 2.2 million tonnes for the first quarter, about the same as year ago levels. Sales volumes to North America nearly doubled as a result of strong year-on-year market recovery and Mosaic’s plan to grow sales in this region. International sales volumes declined approximately 29%, due principally to the increased volume sold in North America. The average first quarter DAP price, FOB plant, was $407 per tonne, which is a $156 per tonne increase compared with a year ago and a $69 per tonne increase compared with the fourth quarter of fiscal 2007.

Potash

Net sales in the Potash business totaled $411.8 million for the first quarter, an increase of 42% compared with a year ago. The Potash business’ gross margin increased to $126.6 million in the first quarter, or 30.7% of net sales, compared with $69.4 million a year ago, or 23.9% of net sales. Operating earnings were $110.2 million during the first quarter, an increase of 81.3% compared to the same period last year. Gross margin and operating earnings increased as a result of the higher volumes and selling prices, partially offset by a change in mark-to-market effect from derivatives and additional costs this year to manage the saturated brine inflow at the Esterhazy potash mine. The Potash business had unrealized mark-to-market derivative losses of $17.2 million during the first quarter which are included in cost of goods sold, compared to losses of $4.5 million a year ago.

The Potash business’ total sales volume of 2.1 million tonnes during the first quarter was 24% higher than last year’s first quarter volumes. The large increase is the result of strong domestic and international demand this year compared to an unusually weak market a year ago when contracts with key customers in China and India were delayed. The average realized potash price, FOB plant, increased to $160 per tonne in the first quarter, an increase of $31 per tonne compared with a year ago and $14 per tonne compared with the fourth quarter of fiscal 2007.

Offshore

The Offshore segment’s net sales totaled $497.5 million during the first quarter, an increase of 64% compared to the same period a year ago. This increase was mainly due to higher sales volumes and selling prices in Brazil, India and Argentina. Gross margin increased to $51.1 million in the first quarter, or 10.3% of net sales, compared to $13.3 million, or 4.4% of net sales, for the same period a year ago. Offshore operating earnings benefited from improved agricultural markets and lower cost inventory positions taken near the end of the prior fiscal year.

Nitrogen

The Nitrogen segment’s first quarter gross margin was $3.5 million compared to $2.1 million during the same period a year ago, mainly due to higher urea selling prices.

Other

Selling, general, and administrative (SG&A) expenses were $66.6 million in the first quarter, compared to $65.7 million for the same period a year ago.

Non-cash foreign currency transaction losses were $19.4 million for the first quarter compared with gains of $7.3 million for the same period a year ago. These losses were mainly the effect of a stronger Canadian dollar on significant U.S. dollar-denominated intercompany receivables held by Mosaic’s Canadian subsidiaries.

Income tax expense was $100.8 million resulting in an effective tax rate of 25.4%, including the positive impact of certain tax benefits which are specific to the quarter totaling $20.4 million. The tax rate was favorably impacted by the substantial increase in profits in the Phosphates business.

Total equity earnings in non-consolidated subsidiaries were $11.8 million for the quarter, compared with $3.9 million for the same period a year ago. Mosaic’s equity earnings in Fosfertil S.A. were $12.1 million for the first quarter compared to $0.8 million for the same period last year. Fosfertil has benefited from a recovery in Brazilian agricultural market fundamentals. Mosaic’s equity earnings in Saskferco Products Inc. decreased $4.7 million to a loss of $3.2 million, primarily the result of mark-to-market losses on natural gas derivatives during the quarter.

Mosaic ended the first quarter with $639.2 million in cash and cash equivalents. Cash flow from operations was $438.4 million in the first quarter, an increase of $287.8 million from a year ago. Mosaic’s total debt at the end of August 2007 was $2.2 billion, resulting in a debt-to-capital ratio of 32.8%, down from 41.9% a year ago.

Observations and Outlook

Industry inventories for North American producers of phosphates and potash continue to decline and supplies remain very tight. At the end of August, combined DAP and MAP inventories were at their lowest level for this period in over 15 years and potash inventories had declined 42% compared to levels one year ago.

“Grain markets continue to remain tight and commodity prices remain at very attractive levels, resulting in strong farm economics and demand for crop nutrients,” said Jim Prokopanko. “In order to meet this strong global demand, we continue to operate our plants at high operating rates. Prices for phosphates remain strong and prices for potash have increased, which should result in very strong earnings and cash flow for the remainder of fiscal 2008,” Prokopanko added.

Mosaic’s realized DAP price, FOB plant, for the second quarter of fiscal 2008 is expected to be similar to the first quarter’s average of $407 per tonne. Mosaic’s second quarter average realized potash price, FOB plant, is expected to increase by about $10 per tonne compared with the first quarter average of $160 per tonne.

Sales volumes for the Phosphates business are anticipated to range from 8.6 to 9.1 million tonnes during fiscal 2008, while Potash sales volumes are anticipated to range from 8.5 to 9.0 million tonnes. Both of these are unchanged from prior guidance.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphates and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Tuesday, October 9, 2007 at 10:00 am EDT to discuss first quarter earnings results. The conference call-in number is 888-680-0865 and the passcode is 31519557. A webcast of the conference call, both live and as a replay, can be accessed by visiting Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks including, but not limited to, changes in policy by foreign governments; changes in environmental and other governmental regulation; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of closure of the South Pierce, Green Bay and Fort Green facilities differing from management’s current estimates; management’s estimates of the current volumes of brine inflows at the Company’s Esterhazy mines, the available capacity of brine storage reservoirs at the Esterhazy mines, the possibility that the rate of the brine inflows could materially increase, management’s expectations regarding the potential efficacy of remedial measures to control the brine inflows, and the level of capital and operating expenditures necessary to control the inflows, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Consolidated Statements of Operations

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended August 31		Favorable/ (Unfavorable)
	2007	2006	Amount	%
Net sales	$2,003.3	$1,288.6	$714.7	55%
Cost of goods sold	1,481.5	1,092.3	(389.2)	(36)%

Gross margin	521.8	196.3	325.5	166%
Selling, general and administrative expenses	66.6	65.7	(0.9)	(1)%
Restructuring and other charges	—	(0.4)	(0.4)	—
Other operating expenses (income)	5.6	(0.6)	(6.2)	(1036)%

Operating earnings	449.6	131.6	318.0	242%
Interest expense, net	34.0	40.0	6.0	15%
Foreign currency transaction loss (gain)	19.4	(7.3)	(26.7)	(366)%
Loss on extinguishment of debt	0.5	—	(0.5)	—
Other income	(0.5)	(15.1)	(14.6)	(96)%

Earnings from consolidated companies before income taxes	396.2	114.0	282.2	248%
Provision for income taxes	100.8	7.4	(93.4)	(1262)%

Earnings from consolidated companies	295.4	106.6	188.8	177%
Equity in net earnings of nonconsolidated companies	11.8	3.9	7.9	202%
Minority interests in net earnings of consolidated companies	(1.7)	(1.5)	(0.2)	(10)%

Net earnings	$305.5	$109.0	$196.5	180%

Diluted earnings per share	$0.69	$0.25	$0.44	176%

Diluted weighted average number of shares outstanding	444.3	438.1

The Mosaic Company	Consolidated Financial Highlights (dollars in millions) (unaudited)

	Three months ended August 31		Favorable/ (Unfavorable)
	2007	2006	Amount	%
Net sales:
Phosphates	$1,182.5	$789.6	$392.9	50%
Potash	411.8	290.1	121.7	42%
Nitrogen	35.1	21.1	14.0	66%
Offshore	497.5	303.9	193.6	64%
Corporate/Other (a)	(123.6)	(116.1)	(7.5)	(6)%

	$2,003.3	$1,288.6	$714.7	55%

Gross margin:
Phosphates	$353.5	$109.2	$244.3	224%
Potash	126.6	69.4	57.2	82%
Nitrogen	3.5	2.1	1.4	67%
Offshore	51.1	13.3	37.8	284%
Corporate/Other	(12.9)	2.3	(15.2)	(661)%

	$521.8	$196.3	$325.5	166%

Operating earnings (loss):
Phosphates	$310.2	$82.9	$227.3	274%
Potash	110.2	60.8	49.4	81%
Nitrogen	1.7	(0.1)	1.8	1800%
Offshore	30.1	(3.6)	33.7	936%
Corporate/Other	(2.6)	(8.4)	5.8	69%

	$449.6	$131.6	$318.0	242%

(a)	Includes elimination of intercompany sales.

Key Statistics
The Mosaic Company	(unaudited)

	Three months ended August 31				Favorable/ (Unfavorable)
	2007		2006		Amount	%
Sales volumes
(000 metric tonnes) (a):
Phosphates (b)
Fertilizers: North America		902		463	439	95%
International		1,141		1,614	(473)	(29)%
Phosphate Feeds		200		218	(18)	(8)%

Total		2,243		2,295	(52)	(2)%
Potash (c)
Fertilizers: North America		789		605	184	30%
International		1,070		833	237	28%
Non agricultural		225		245	(20)	(8)%

Total		2,084		1,683	401	24%
Average price per metric tonne:
DAP (d)		$407		$251	$156	62%
Potash (d)		160		129	31	24%
Average purchase price for key raw materials:
Ammonia-Central Florida (metric ton) (e)		$326		$301	$(25)	(8)%
Sulfur-Central Florida (long ton) (e)		77		72	(5)	(7)%
Exchange rate at period end:
Canadian Dollar (per US dollar)		$1.056		$1.109
Brazilian Real (per US dollar)	R$	1.962	R$	2.139

(a)	Sales volumes include tonnes sold captively.
(b)	Phosphates volumes represent dry product tonnes, primarily DAP and MAP. Excludes tonnes sold by PhosChem for non-Mosaic members.
(c)	Potash volumes exclude tonnes mined under a long-term third party tolling arrangement
(d)	FOB plant/mine.
(e)	Delivered Tampa

The Mosaic Company	(unaudited)

Selected Non-GAAP Financial Measures and Reconciliations

The following table summarizes the calculation of EBITDA and provides a reconciliation to net earnings:

EBITDA Calculation

	Three months ended August 31
	2007	2006
	(dollars in millions)
Net earnings	$305.5	$109.0
Interest expense, net	34.0	40.0
Income taxes	100.8	7.4
Depreciation, depletion & amortization	82.2	75.4
Amortization of out-of-market contracts	(4.1)	(3.8)

EBITDA	$518.4	$228.0

The Company has presented above EBITDA, which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. Because not all companies use identical calculations, our calculation of EBITDA may not be comparable to other similarly titled measures presented by other companies. Moreover, EBITDA as presented in this press release is different than similarly titled measures used for purposes of financial covenants in our senior secured bank credit facility and other covenants relating to our indebtedness, all of which require different adjustments, both positive and negative, that were the result of negotiations with the lenders. In evaluating these measures, investors should consider that our methodology in calculating such measures may differ from that used by other companies.

EBITDA is frequently used by securities analysts, investors, lenders and others to evaluate companies’ performance, including, among other things, cash flows and profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, Mosaic’s management believes that our presentation of EBITDA affords them greater transparency in assessing our financial performance. EBITDA should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

The Mosaic Company	(unaudited)

The following table summarizes the calculation of Total Debt to Capitalization:

Debt to Capitalization Calculation

	August 31 2007	August 31 2006
	(dollars in billions)	(dollars in billions)
Numerator
Total debt	$2.2	$2.6

Denominator
Book value of equity	$4.5	$3.6
Total debt	2.2	2.6

Capitalization	$6.7	$6.2

Total debt to total capitalization	32.8%	41.9%